Exhibit 99.1

FIRST BUSINESS BANK REPORTS SECOND QUARTER 2025 NET INCOME OF $11.2 MILLION

-- Robust balance sheet expansion supports continued earnings and tangible book value growth --

MADISON, Wis., July 24, 2025 (BUSINESS WIRE) -- First Business Financial Services, Inc. (the “Company”, the “Bank”, or “First Business Bank”) (Nasdaq:FBIZ) reported quarterly net income available to common shareholders of $11.2 million, or earnings per share ("EPS") of $1.35. This compares to net income available to common shareholders of $11.0 million, or $1.32 per share, in the first quarter of 2025 and $10.2 million, or $1.23 per share, in the second quarter of 2024.

“First Business Bank’s strong second quarter results demonstrate our consistent ability to drive quality balance sheet and earnings growth,” said Corey Chambas, Chief Executive Officer. “We grew loans over 8% and core deposits by 11% by continuing to execute our relationship-based growth strategy. Driven by continued operational efficiency and strong asset quality, we achieved 10% growth in operating revenue, 18% growth in pre-tax, pre-provision earnings, and 17% growth in net income for the first half of 2025 which demonstrates strong execution of our long-term strategic goals. These successes contributed to tangible book value expanding an impressive 14% from the prior year.”

Quarterly Highlights

•
Robust Deposit Growth. Total deposits, consisting of core deposits and wholesale deposits, grew $62.2 million, or 7.7% annualized, from the linked quarter and $420.0 million, or 14.6%, from the second quarter of 2024. Core deposits grew $70.4 million, or 11.4% annualized, from the linked quarter and $223.5 million, or 9.7%, from the second quarter of 2024.
•
Strong and Consistent Loan Growth. Loans increased $66.9 million, or 8.4% annualized, from the first quarter of 2025, and $266.9 million, or 8.9%, from the second quarter of 2024, reflecting broad-based growth.
•
Stable and Strong Net Interest Margin. The Company's effective match-funding strategy and pricing discipline produced a net interest margin of 3.67%, compared to 3.69% for the linked quarter and 3.65% for the prior year quarter. Net interest income increased 10.6% from the prior year quarter.
•
Private Wealth Management Expansion. Private Wealth assets under management and administration grew to $3.731 billion, generating record quarterly Private Wealth fee income of $3.7 million. Private Wealth fees increased by 8.3% from the prior year quarter and comprised 49% of year-to-date total non-interest income.
•
Strong Tangible Book Value Growth. The Company’s strong earnings and sound balance sheet management continued to drive growth in tangible book value per share, producing a 10.2% annualized increase compared to the linked quarter and a 13.6% increase compared to the prior year quarter.

Quarterly Financial Results

(Unaudited)	As of and for the Three Months Ended			As of and for the Six Months Ended
(Dollars in thousands, except per share amounts)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Net interest income	$33,784	$33,258	$30,540	$67,042	$60,051
Adjusted non-interest income (1)	7,255	7,579	7,425	14,834	14,190
Operating revenue (1)	41,039	40,837	37,965	81,876	74,241
Operating expense (1)	25,023	24,617	23,823	49,640	46,954
Pre-tax, pre-provision adjusted earnings (1)	16,016	16,220	14,142	32,236	27,287
Less:
Provision for credit losses	2,701	2,659	1,713	5,360	4,039
Net (gain) loss on repossessed assets	4	(8)	65	(4)	151
SBA recourse (benefit) provision	(59)	—	(9)	(59)	117
Impairment of tax credit investments	—	110	—	110	—
Add:
Net loss on sale of securities	—	—	—	—	(8)
Income before income tax expense	13,370	13,459	12,373	26,939	22,972
Income tax expense	1,948	2,288	1,917	4,236	3,668
Net income	$11,422	$11,171	$10,456	$22,703	$19,304
Preferred stock dividends	219	219	219	438	438
Net income available to common shareholders	$11,203	$10,952	$10,237	$22,265	$18,866
Earnings per share, diluted	$1.35	$1.32	$1.23	$2.66	$2.26
Book value per share	$39.98	$39.04	$35.35	$39.98	$35.35
Tangible book value per share (1)	$38.54	$37.58	$33.92	$38.54	$33.92

Net interest margin (2)	3.67%	3.69%	3.65%	3.68%	3.62%
Adjusted net interest margin (1)(2)	3.47%	3.46%	3.46%	3.47%	3.45%
Fee income ratio (non-interest income / total revenue)	17.68%	18.56%	19.56%	18.12%	19.10%
Efficiency ratio (1)	60.97%	60.28%	62.75%	60.63%	63.25%
Return on average assets (2)	1.14%	1.14%	1.14%	1.14%	1.06%
Return on average tangible common equity (2)	14.17%	14.12%	14.73%	14.15%	13.77%

Period-end loans and leases receivable	$3,250,925	$3,184,400	$2,985,414	$3,250,925	$2,985,414
Average loans and leases receivable	$3,239,840	$3,185,796	$2,962,927	$3,212,967	$2,925,191
Period-end core deposits	$2,533,099	$2,462,695	$2,309,635	$2,533,099	$2,309,635
Average core deposits	$2,396,517	$2,362,894	$2,375,101	$2,379,799	$2,360,776
Allowance for credit losses, including unfunded commitment reserves	$38,210	$36,515	$34,950	$38,210	$34,950
Non-performing assets	$28,664	$24,092	$19,053	$28,664	$19,053
Allowance for credit losses as a percent of total gross loans and leases	1.18%	1.15%	1.17%	1.18%	1.17%
Non-performing assets as a percent of total assets	0.72%	0.61%	0.53%	0.72%	0.53%

1.
This is a non-GAAP financial measure. Management believes these measures are meaningful because they reflect adjustments commonly made by management, investors, regulators, and analysts to evaluate financial performance, provide greater understanding of ongoing operations, and enhance comparability of results with prior periods. See the section titled Non-GAAP Reconciliations at the end of this release for a reconciliation of GAAP financial measures to non-GAAP financial measures.
2.
Calculation is annualized.

Second Quarter 2025 Compared to First Quarter 2025

Net interest income increased $526,000, or 1.6%, to $33.8 million.

•
The increase in net interest income was driven by higher average loans and leases receivable, partially offset by a decrease in fees in lieu of interest. Average loans and leases receivable grew by $54.0 million, or 6.8% annualized, to $3.240 billion. Fees in lieu of interest, which vary from quarter to quarter based on client-driven activity, totaled $1.7 million, compared to $2.1 million in the prior quarter. Excluding fees in lieu of interest, net interest income increased $905,000, or 2.9%.
•
The yield on average interest-earning assets increased four basis points to 6.65% from 6.61%. Excluding fees in lieu of interest, the yield on average interest-earning assets increased nine basis points to 6.47% from 6.38%.
•
The rate paid for average interest-bearing core deposits increased three basis points to 3.32% from 3.29%. The rate paid for average total bank funding increased six basis points to 3.08% from 3.02%. Total bank funding is defined as total deposits plus Federal Home Loan Bank (“FHLB”) advances.
•
Net interest margin was 3.67% compared to 3.69% for the linked quarter. Adjusted net interest margin1 was 3.47%, up one basis point compared to 3.46% in the linked quarter. The increase in adjusted net interest margin was driven by an increase in the yield on interest-earning assets partially offset by an increase in rate paid on total bank funding.
•
The Company maintains a long-term target for net interest margin in the range of 3.60% - 3.65%. Performance in future quarters will vary due to factors such as the level of fees in lieu of interest and the timing, pace, and scale of future interest rate changes.

The Bank reported provision for credit losses of $2.7 million in both periods of comparison. The current quarter provision was primarily driven by an increase in general reserves due to a deterioration in the economic outlook in our model forecast, an increase in qualitative factors, and loan growth; partially offset, by a decrease in specific reserve requirements.

Non-interest income decreased $324,000, or 4.3%, to $7.3 million.

•
Private wealth fee income increased $256,000, or 7.3% to $3.7 million. Private Wealth assets under management and administration measured $3.731 billion on June 30, 2025, up $306.1 million, or 35.8% annualized from the prior quarter. Fee income is based on overall asset levels and may vary based on seasonal activity and the timing of fluctuations in market values.
•
Gains on sale of SBA loans decreased $566,000, or 58.77%, to $397,000. Gain on sale of SBA loans varies period to period based on the amount of closed and fully funded loans. While quarterly gains may vary, management expects SBA loan production to continue growing year-over-year.
•
Cash surrender value of bank-owned life insurance increased $178,000 or 40.7%, to $615,000 primarily due to the purchase of new policies totaling $24.5 million.
•
Other non-interest income decreased $340,000 or 29.9% to $798,000. The decrease was primarily due to lower returns on the Company’s investments in Small Business Investment Company ("SBIC") funds. Income from SBIC funds was $200,000 in the second quarter, compared to $569,000 in the linked quarter. Income from SBIC funds varies from period to period based on changes in the realized and unrealized fair value of underlying investments.

Non-interest expense decreased $249,000, or 1.0%, to $25.0 million, while operating expense decreased $406,000, or 1.6%, to $25.0 million.

•
Compensation expense was $16.5 million, reflecting a decrease of $213,000, or 1.3%, from the linked quarter due to payroll taxes paid in the prior quarter on the annual cash bonus payout, partially offset by an expanded workforce. Average full-time equivalents (“FTEs”) for the second quarter of 2025 were 364, up from 353 in the linked quarter.

1.
Adjusted net interest margin is a non-GAAP measure representing net interest income excluding fees in lieu of interest and other recurring, but volatile, components of net interest margin divided by average interest-earning assets less other recurring, but volatile, components of average interest-earning assets.

•
Data processing expense was $1.4 million, increasing $286,000, or 26.4%, from the linked quarter primarily due to annual expense related to tax processing on behalf of the Bank’s Private Wealth clients and elevated non-recurring credit card fees.

Income tax expense decreased $340,000 to $1.9 million. The effective tax rate was 14.6% for the three months ended June 30, 2025, compared to 17.0% for the linked quarter. The decrease in tax expense reflects updated tax credit partnership estimates, increased investment in bank-owned life insurance, and net benefit from quarterly discrete items. The effective tax rate for the six months ended June 30, 2025 was 15.8%. The Company expects to report an effective tax rate between 16% and 18% for 2025.

Total period-end loans and leases receivable increased $66.9 million, or 8.4% annualized, to $3.252 billion. The average rate earned on average loans and leases receivable was 6.99%, up five basis points from 6.94% in the prior quarter. Excluding fees in lieu of interest, the average rate earned on average loans and leases receivable was 6.78%, up 10 basis points from 6.68% in the prior quarter.

•
Commercial Real Estate (“CRE”) loans increased by $37.2 million, or 7.8% annualized, to $1.947 billion, primarily due to an increase in multi-family loans in our southern Wisconsin markets.
•
C&I loans increased $30.1 million, or 9.79% annualized, to $1.259 billion. The increase was due to growth across our bank markets and niche lending areas.

Total period-end core deposits increased $70.4 million, or 11.4% annualized, to $2.533 billion, compared to $2.463 billion. The average rate paid was 2.75%, up 4 basis points from 2.71% in the prior quarter.

Period-end wholesale funding, including FHLB advances and brokered deposits, decreased $18.7 million, or 1.8%, to $993.5 million. Consistent with the Bank’s long-held philosophy to minimize exposure to interest rate risk, management will continue to utilize the most efficient and cost-effective source of wholesale funds to match-fund fixed-rate loans, as necessary.

•
Wholesale deposits decreased $8.2 million, or 4.2%, to $772.1 million, compared to $780.3 million. The average rate paid on wholesale deposits decreased one basis point to 4.02% and the weighted average original maturity remained flat at 4.1 years.
•
FHLB advances decreased $10.5 million, or 4.5%, to $221.4 million, compared to $231.9 million. The average rate paid on FHLB advances increased 21 basis points to 3.32% and the weighted average original maturity increased to 5.5 years from 5.4 years.

Non-performing assets increased $4.6 million to $28.7 million, or 0.72% of total assets, increasing as a percentage of total assets from 0.61% in the prior quarter. The increase is primarily driven by one new non-accrual loan in the transportation and logistics segment of the C&I portfolio, partially offset by charge-offs of previously reserved equipment finance loans and paydowns on non-accrual C&I loans. We continue to expect full repayment of the previously disclosed Asset-Based Lending ("ABL") loan that defaulted during the second quarter of 2023. The liquidation process under Chapter 7 bankruptcy and related litigation has delayed final resolution. The current balance of this loan is $6.1 million, down slightly from the linked quarter. Excluding this ABL loan, non-performing assets totaled $22.6 million, or 0.56% of total assets in the current quarter and $17.9 million, or 0.45% of total assets in the linked quarter.

The allowance for credit losses, including the unfunded credit commitments reserve, increased $1.7 million, or 4.6%, primarily due to increases in general reserves driven by deterioration in the economic outlook in our model forecast, changes in qualitative factors, and loan growth partially offset by a decrease in specific reserves. The allowance for credit losses, including unfunded credit commitment reserves, as a percent of total gross loans and leases was 1.18% compared to 1.15% in the prior quarter.

Second Quarter 2025 Compared to Second Quarter 2024

Net interest income increased $3.2 million, or 10.6%, to $33.8 million.

•
The increase in net interest income primarily reflects an increase in average gross loans and leases, as well as an increase in fees in lieu of interest. Fees in lieu of interest increased to $1.7 million from $1.3 million. Excluding fees in lieu of interest, net interest income increased $2.9 million, or 9.8%.

•
The yield on average interest-earning assets decreased 27 basis points to 6.65% from 6.92%. Excluding fees in lieu of interest, the yield on average interest-earning assets measured 6.47% compared to 6.76%. This decrease in yield was primarily due to the decrease in short-term market rates partially offset by the reinvestment of cash flows from the securities and fixed-rate loan portfolios.
•
The rate paid for average interest-bearing core deposits decreased 77 basis points to 3.32% from 4.09%. The rate paid for average total bank funding decreased 31 basis points to 3.08% from 3.39%.
•
Net interest margin increased two basis points to 3.67% from 3.65%. Adjusted net interest margin increased one basis point to 3.47% from 3.46%.

The Company reported provision for credit losses of $2.7 million, compared to $1.7 million in the second quarter of 2024. See the Provision for Credit Loss breakdown table below for more detail on the components of provision for credit losses expense.

Non-interest income decreased $170,000, or 2.3%, to $7.3 million.

•
Private wealth fee income increased $287,000, or 8.3%, to $3.7 million. Private Wealth assets under management and administration measured $3.731 billion at June 30, 2025, up $482.0 million, or 14.8%.
•
Loan fee income decreased $402,000 to $424,000 primarily due to a reclassification of certain types of C&I loan fees from non-interest income to interest income.
•
Cash surrender value of bank-owned life insurance increased $212,000, or 52.6%, to $615,000 primarily due to the purchase of new policies totaling $24.5 million.
•
Service charges on deposits increased $152,000, or 16.0%, to $1.1 million, primarily driven by new core deposit relationships.
•
Other fee income decreased $480,000, or 37.6%, to $798,000. The decrease was primarily due to lower returns on the Company’s investments in SBIC funds. Income from SBIC funds was $200,000 in the second quarter, compared to $796,000 in the prior year quarter. Income from SBIC funds varies from period to period based on changes in the realized and unrealized fair value of underlying investments.

Non-interest expense increased $1.1 million, or 4.6%, to $25.0 million. Operating expense increased $1.2 million, or 5.0%, to $25.0 million.

•
Compensation expense increased $319,000, or 2.0%, to $16.5 million. The increase in compensation expense was primarily due to an increase in average FTEs and annual merit increases and promotions, partially offset by lower year-to-date incentive compensation accruals. Average FTEs increased 3.7% to 364 in the second quarter of 2025, compared to 351 in the second quarter of 2024.
•
FDIC Insurance increased $222,000, or 36.3%, to $834,000 primarily due to an increase in assessment rate and assessable base.
•
Data processing expense increased $186,000, or 15.7%, to $1.4 million primarily due to an increase in core processing costs commensurate with loan and deposit account growth, Private Wealth assets under management and administration growth, and various project implementations.
•
Computer software expense increased $101,000, or 6.5%, to $1.7 million, primarily due to our commitment to innovative technology to support growth initiatives, enhance productivity, and improve the client experience.
•
Marketing expense increased $212,000, or 24.9%, to $1.1 million, primarily due to increased business development efforts and advertising projects to support Company growth goals.

Total period-end loans and leases receivable increased $266.9 million, or 8.9%, to $3.252 billion.

•
CRE loans increased $171.8 million, or 9.7%, to $1.947 billion, primarily due to increases in all loan categories in the Wisconsin markets.

•
C&I loans increased $97.5 million, or 8.4%, to $1.259 billion, primarily due to growth across bank markets, floorplan financing, and equipment finance.

Total period-end core deposits grew $223.5 million, or 9.7%, to $2.533 billion, and the average rate paid decreased 59 basis points to 2.75%. The decrease in the average rate paid on core deposits was primarily due to a decrease in short-term market rates. Total average core deposits grew $21.4 million, or 0.9%, to $2.397 billion.

Period-end wholesale funding increased $139.6 million, or 16.3%, to $993.5 million.

•
Wholesale deposits increased $196.6 million to $772.1 million, as the Bank utilized more wholesale deposits in lieu of FHLB advances to maintain excess liquidity and to match-fund fixed-rate assets. The average rate paid on wholesale deposits decreased seven basis points to 4.02% and the weighted average original maturity increased to 4.1 years from 4.0 years. Consistent with our balance sheet strategy to use the most efficient and cost-effective source of wholesale funding, the Company has entered into derivative contracts which hedge a portion of the wholesale deposits to reduce the fixed rate funding costs.
•
FHLB advances decreased $57.0 million to $221.4 million. The average rate paid on FHLB advances increased 63 basis points to 3.32% and the weighted average original maturity increased to 5.5 years from 5.3 years.

Non-performing assets increased to $28.7 million, or 0.72% of total assets, compared to $19.1 million, or 0.53% of total assets, primarily driven by new non-accrual loans in the C&I transportation and logistics portfolio partially offset by charge-offs of previously reserved equipment finance loans. Excluding the ABL loan described above for which we expect full repayment, non-performing assets totaled $22.6 million, or 0.56% of total assets and $12.6 million, or 0.35% of total assets in the prior year quarter.

The allowance for credit losses, including unfunded commitment reserves, increased $3.3 million to $38.2 million, compared to $35.0 million primarily due to deterioration in the economic outlook in our model forecast and loan growth, partially offset by net charge-offs. The allowance for credit losses as a percent of total gross loans and leases was 1.18%, compared 1.17% in the prior year.

2026 CEO Succession Plan

On May 5, 2025, the Company announced that Corey A. Chambas intends to retire from his role as Chief Executive Officer on May 2, 2026. The Company will name President and Chief Operating Officer David R. Seiler to succeed him as CEO effective the same date.

Earnings Release Supplement and Conference Call

On July 24, 2025, the Company posted an earnings release supplement to its website firstbusiness.bank under the “Investor Relations” tab which will also be furnished to the U.S. Securities and Exchange Commission on July 24, 2025. The information included in the supplement provides an overview of the Company’s recent operating performance, financial condition, and other data relevant to the quarter. The Company intends to use this supplement in connection with its second quarter 2025 earnings call to be held at 1:00 p.m. Central time on July 25, 2025. The conference call can be accessed at 800-549-8228 (289-819-1520 if outside the United States and Canada), using the conference call access code: FBIZ, 54568. Investors may also listen live via webcast at: https://events.q4inc.com/attendee/999971382. A replay of the call will be available through Friday, August 1, 2025, by calling 888-660-6264 or 289-819-1325 for international participants. The webcast archive of the conference call will be available on the Company’s website, ir.firstbusiness.bank.

About First Business Bank

First Business Bank® specializes in Business Banking, including Commercial Banking and Specialty Finance, Private Wealth, and Bank Consulting services, and through its refined focus delivers unmatched expertise, accessibility, and responsiveness. Specialty Finance solutions are delivered through First Business Bank’s wholly owned subsidiary First Business Specialty Finance, LLC®. First Business Bank is a wholly owned subsidiary of First Business Financial Services, Inc®. (Nasdaq: FBIZ). For additional information, visit firstbusiness.bank.

This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which reflect First Business Bank’s current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results, or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties, and other factors that may cause actual results to differ materially from the views, beliefs, and projections expressed in such statements. Such statements are subject to risks and uncertainties, including among other things:

•
Adverse changes in the economy or business conditions, either nationally or in our markets including, without limitation, inflation, economic downturn, labor shortages, wage pressures, and the adverse effects of public health events on the global, national, and local economy.
•
Uncertainty created by potential federal government actions relating to the authority of regulatory agencies (including bank regulators), international trade policy, and other significant policy matters.
•
Competitive pressures among depository and other financial institutions nationally and in the Company’s markets.
•
Increases in defaults by borrowers and other delinquencies.
•
Management’s ability to manage growth effectively, including the successful expansion of our client support, administrative infrastructure, and internal management systems.
•
Fluctuations in interest rates and market prices.
•
Changes in legislative or regulatory requirements applicable to the Company and its subsidiaries.
•
Changes in tax requirements, including tax rate changes, new tax laws, and revised tax law interpretations.
•
Fraud, including client and system failure or breaches of our network security, including the Company’s internet banking activities.
•
Failure to comply with the applicable SBA regulations in order to maintain the eligibility of the guaranteed portion of SBA loans.
•
Ongoing volatility in the banking sector may result in new legislation, regulations or policy changes that could subject the Company and the Bank to increased government regulation and supervision.
•
The proportion of the Company’s deposit account balances that exceed FDIC insurance limits may expose the Bank to enhanced liquidity risk.

For further information about the factors that could affect the Company’s future results, please see the Company’s annual report on Form 10-K for the year ended December 31, 2024, and other filings with the Securities and Exchange Commission.

CONTACT:	First Business Financial Services, Inc.
Brian D. Spielmann
Chief Financial Officer
608-232-5977
bspielmann@firstbusiness.bank

SELECTED FINANCIAL CONDITION DATA

(Unaudited)	As of
(in thousands)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Assets
Cash and cash equivalents	$123,208	$170,617	$157,702	$131,972	$81,080
Securities available-for-sale, at fair value	382,365	359,394	341,392	313,336	308,852
Securities held-to-maturity, at amortized cost	5,714	6,590	6,741	6,907	7,082
Loans held for sale	12,415	10,523	13,498	8,173	6,507
Loans and leases receivable	3,250,925	3,184,400	3,113,128	3,050,079	2,985,414
Allowance for credit losses	(36,861)	(35,236)	(35,785)	(33,688)	(33,088)
Loans and leases receivable, net	3,214,064	3,149,164	3,077,343	3,016,391	2,952,326
Premises and equipment, net	5,063	5,017	5,227	5,478	6,381
Repossessed assets	31	36	51	56	54
Right-of-use assets	5,713	5,439	5,702	5,789	6,041
Bank-owned life insurance	82,761	57,647	57,210	56,767	56,351
Federal Home Loan Bank stock, at cost	10,027	10,434	11,616	12,775	11,901
Goodwill and other intangible assets	12,049	12,058	11,912	11,834	11,841
Derivatives	40,814	48,405	65,762	42,539	70,773
Accrued interest receivable and other assets	108,501	109,555	99,059	103,707	97,872
Total assets	$4,002,725	$3,944,879	$3,853,215	$3,715,724	$3,617,061
Liabilities and Stockholders’ Equity
Core deposits	$2,533,099	$2,462,695	$2,396,429	$2,382,730	$2,309,635
Wholesale deposits	772,123	780,348	710,711	587,217	575,548
Total deposits	3,305,222	3,243,043	3,107,140	2,969,947	2,885,183
Federal Home Loan Bank advances and other borrowings	276,131	286,590	320,049	349,109	327,855
Lease liabilities	7,887	7,604	7,926	8,054	8,361
Derivatives	41,228	45,612	57,068	45,399	61,821
Accrued interest payable and other liabilities	27,462	25,967	32,443	31,233	28,671
Total liabilities	3,657,930	3,608,816	3,524,626	3,403,742	3,311,891
Total stockholders’ equity	344,795	336,063	328,589	311,982	305,170
Total liabilities and stockholders’ equity	$4,002,725	$3,944,879	$3,853,215	$3,715,724	$3,617,061

STATEMENTS OF INCOME

(Unaudited)	As of and for the Three Months Ended					As of and for the Six Months Ended
(Dollars in thousands, except per share amounts)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	June 30, 2025	June 30, 2024
Total interest income	$61,282	$59,530	$60,110	$59,327	$57,910	$120,812	$113,693
Total interest expense	27,498	26,272	26,962	28,320	27,370	53,770	53,642
Net interest income	33,784	33,258	33,148	31,007	30,540	67,042	60,051
Provision for credit losses	2,701	2,659	2,701	2,087	1,713	5,360	4,039
Net interest income after provision for credit losses	31,083	30,599	30,447	28,920	28,827	61,682	56,012
Private wealth management service fees	3,748	3,492	3,426	3,264	3,461	7,240	6,571
Gain on sale of SBA loans	397	963	938	460	349	1,360	544
Service charges on deposits	1,103	1,048	960	920	951	2,152	1,890
Loan fees	424	388	914	812	826	812	1,674
Increase in cash surrender value of bank owned life insurance	615	437	418	416	403	1,051	815
Loss on sale of securities	—	—	—	0	—	—	(8)
Swap fees	170	113	588	460	157	283	355
Other non-interest income	798	1,138	761	732	1,278	1,936	2,341
Total non-interest income	7,255	7,579	8,005	7,064	7,425	14,834	14,182
Compensation	16,534	16,747	15,535	15,198	16,215	33,281	32,372
Occupancy	564	590	588	585	593	1,155	1,200
Professional fees	1,487	1,459	1,323	1,305	1,472	2,946	3,043
Data processing	1,368	1,082	1,647	1,045	1,182	2,450	2,200
Marketing	1,062	968	928	922	850	2,030	1,669
Equipment	335	376	301	333	335	711	680
Computer software	1,656	1,603	1,585	1,608	1,555	3,259	2,973
FDIC insurance	834	780	728	810	612	1,614	1,222
Other non-interest expense	1,128	1,114	517	1,301	1,065	2,241	1,863
Total non-interest expense	24,968	24,719	23,152	23,107	23,879	49,687	47,222
Income before income tax expense	13,370	13,459	15,300	12,877	12,373	26,829	22,972
Income tax expense	1,948	2,288	885	2,351	1,917	4,236	3,668
Net income	$11,422	$11,171	$14,415	$10,526	$10,456	$22,593	$19,304
Preferred stock dividends	219	219	219	218	219	438	438
Net income available to common shareholders	$11,203	$10,952	$14,196	$10,308	$10,237	$22,155	$18,866
Per common share:
Basic earnings	$1.35	$1.32	$1.71	$1.24	$1.23	$2.66	$2.26
Diluted earnings	$1.35	$1.32	$1.71	$1.24	$1.23	$2.66	$2.26
Dividends declared	$0.29	$0.29	$0.25	$0.25	$0.25	$0.58	$0.50
Book value	$39.98	$39.04	$38.17	$36.17	$35.35	$39.98	$35.35
Tangible book value	$38.54	$37.58	$36.74	$34.74	$33.92	$38.54	$33.92
Weighted-average common shares outstanding(1)	8,141,159	8,130,743	8,107,308	8,111,215	8,113,246	8,149,600	8,154,445
Weighted-average diluted common shares outstanding(1)	8,141,159	8,130,743	8,107,308	8,111,215	8,113,246	8,149,600	8,154,445
(1)
Excluding participating securities.

NET INTEREST INCOME ANALYSIS

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	June 30, 2025			March 31, 2025			June 30, 2024
	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$1,932,593	$30,344	6.28%	$1,925,661	$29,886	6.21%	$1,765,743	$29,299	6.64%
Commercial and industrial loans(1)	1,257,296	25,604	8.15	1,212,656	24,727	8.16	1,146,312	23,869	8.33
Consumer and other loans(1)	49,951	673	5.39	47,479	661	5.57	50,872	725	5.70
Total loans and leases receivable(1)	3,239,840	56,621	6.99	3,185,796	55,274	6.94	2,962,927	53,893	7.28
Mortgage-related securities(2)	334,159	3,533	4.23	308,656	3,195	4.14	261,828	2,609	3.99
Other investment securities(3)	46,416	250	2.15	43,145	209	1.94	60,780	443	2.92
FHLB stock	12,852	297	9.24	13,623	294	8.63	12,656	291	9.20
Short-term investments	52,772	581	4.40	51,072	558	4.37	48,836	674	5.52
Total interest-earning assets	3,686,039	61,282	6.65	3,602,292	59,530	6.61	3,347,027	57,910	6.92
Non-interest-earning assets	242,048			240,076			245,188
Total assets	$3,928,087			$3,842,368			$3,592,215
Interest-bearing liabilities
Transaction accounts	$985,606	7,964	3.23	$927,250	7,412	3.20	$880,752	8,737	3.97
Money market	821,845	6,789	3.30	831,598	6,751	3.25	815,846	8,264	4.05
Certificates of deposit	178,643	1,720	3.85	189,547	1,861	3.93	241,535	2,803	4.64
Wholesale deposits	773,750	7,784	4.02	694,431	6,992	4.03	476,149	4,871	4.09
Total interest-bearing deposits	2,759,844	24,257	3.52	2,642,826	23,016	3.48	2,414,282	24,675	4.09
FHLB advances	284,428	2,358	3.32	305,549	2,374	3.11	294,043	1,974	2.69
Other borrowings	54,733	883	6.45	54,708	882	6.45	49,481	721	5.83
Total interest-bearing liabilities	3,099,005	27,498	3.55	3,003,083	26,272	3.50	2,757,806	27,370	3.97
Non-interest-bearing demand deposit accounts	410,423			414,499			436,968
Other non-interest-bearing liabilities	78,388			90,683			95,484
Total liabilities	3,587,816			3,508,265			3,290,258
Stockholders’ equity	340,271			334,103			301,957
Total liabilities and stockholders’ equity	$3,928,087			$3,842,368			$3,592,215
Net interest income		$33,784			$33,258			$30,540
Interest rate spread			3.10%			3.11%			2.95%
Net interest-earning assets	$587,034			$599,209			$589,221
Net interest margin			3.67%			3.69%			3.65%

(1)
The average balances of loans and leases include non-accrual loans and leases and loans held for sale. Interest income related to non-accrual loans and leases is recognized when collected. Interest income includes net loan fees collected in lieu of interest.
(2)
Includes amortized cost basis of assets available for sale and held to maturity.
(3)
Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.
(4)
Represents annualized yields/rates.

PROVISION FOR CREDIT LOSS COMPOSITION

(Unaudited)	For the Three Months Ended					For the Six Months Ended
(Dollars in thousands)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	June 30, 2025	June 30, 2024
Change due to qualitative factor changes	$590	$(355)	$(460)	$(444)	$496	$235	$1,237
Change due to quantitative factor changes	746	1,560	(598)	(330)	150	2,306	(49)
Charge-offs	1,338	3,810	1,132	1,619	1,583	5,148	2,504
Recoveries	(332)	(398)	(190)	(91)	(191)	(730)	(418)
Change in reserves on individually evaluated loans, net	(247)	(2,495)	2,579	757	(1,037)	(2,742)	(409)
Change due to loan growth, net	536	741	577	616	680	1,277	1,035
Change in unfunded commitment reserves	70	(204)	(339)	(40)	32	(134)	139
Total provision for credit losses	$2,701	$2,659	$2,701	$2,087	$1,713	$5,360	$4,039

ALLOWANCE FOR CREDIT LOSS COMPOSITION

	As of
	June 30, 2025		March 31, 2025		December 31, 2024
	(In Thousands)	% of Total Loans and Leases	(In Thousands)	% of Total Loans and Leases	(In Thousands)	% of Total Loans and Leases
Allowance for credit losses:
Loans collectively evaluated	$30,685	0.94%	$28,813	0.90%	$26,867	0.86%
Loans individually evaluated	6,176	0.19%	6,423	0.20%	8,918	0.29%
Unfunded commitments reserve	1,349		1,279		1,483
Total	38,210	1.18%	36,515	1.15%	37,268	1.20%
Loans and lease receivables:	$3,250,925		$3,184,400		$3,113,128

PERFORMANCE RATIOS

	For the Three Months Ended					For the Six Months Ended
(Unaudited)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	June 30, 2025	June 30, 2024
Return on average assets (annualized)	1.14%	1.14%	1.52%	1.13%	1.14%	1.14%	1.06%
Return on average tangible common equity (annualized)	14.17%	14.13%	19.21%	14.40%	14.73%	14.15%	13.77%
Efficiency ratio	60.97%	60.28%	56.94%	59.44%	62.75%	60.63%	63.25%
Interest rate spread	3.10%	3.11%	3.11%	2.92%	2.95%	3.11%	2.91%
Net interest margin	3.67%	3.69%	3.77%	3.64%	3.65%	3.68%	3.62%
Average interest-earning assets to average interest-bearing liabilities	118.94%	119.95%	121.59%	121.84%	121.37%	119.44%	121.75%

ASSET QUALITY RATIOS

(Unaudited)	As of
(Dollars in thousands)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Non-accrual loans and leases	$28,633	$24,056	$28,367	$19,364	$18,999
Repossessed assets	31	36	51	56	54
Total non-performing assets	$28,664	$24,092	$28,418	$19,420	$19,053
Non-accrual loans and leases as a percent of total gross loans and leases	0.88%	0.76%	0.91%	0.63%	0.64%
Non-performing assets as a percent of total gross loans and leases plus repossessed assets	0.88%	0.76%	0.91%	0.64%	0.64%
Non-performing assets as a percent of total assets	0.72%	0.61%	0.74%	0.52%	0.53%
Allowance for credit losses as a percent of total gross loans and leases	1.18%	1.15%	1.20%	1.16%	1.17%
Allowance for credit losses as a percent of non-accrual loans and leases	133.45%	151.79%	131.38%	183.38%	183.96%

NET CHARGE-OFFS (RECOVERIES)

(Unaudited)	For the Three Months Ended					For the Six Months Ended
(Dollars in thousands)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	June 30, 2025	June 30, 2024
Charge-offs	$1,338	$3,810	$1,132	$1,619	$1,583	$5,148	$2,504
Recoveries	(332)	(398)	(190)	(91)	(191)	(730)	(418)
Net charge-offs (recoveries)	$1,006	$3,412	$942	$1,528	$1,392	$4,418	$2,086
Net charge-offs (recoveries) as a percent of average gross loans and leases (annualized)	0.12%	0.43%	0.12%	0.20%	0.19%	0.28%	0.14%

CAPITAL RATIOS

	As of and for the Three Months Ended
(Unaudited)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Total capital to risk-weighted assets	12.25%	12.20%	12.08%	11.72%	11.45%
Tier I capital to risk-weighted assets	9.66%	9.60%	9.45%	9.11%	8.99%
Common equity tier I capital to risk- weighted assets	9.33%	9.26%	9.10%	8.76%	8.64%
Tier I capital to adjusted assets	8.82%	8.77%	8.78%	8.68%	8.51%
Tangible common equity to tangible assets	8.04%	7.93%	7.93%	7.78%	7.80%

LOAN AND LEASE RECEIVABLE COMPOSITION

(Unaudited)	As of
(in thousands)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Commercial real estate:
Commercial real estate - owner occupied	$262,988	$258,050	$273,397	$259,532	$258,636
Commercial real estate - non-owner occupied	846,990	838,634	845,298	768,195	777,704
Construction	218,840	215,613	221,086	266,762	229,181
Multi-family	573,208	549,220	530,853	494,954	470,176
1-4 family	45,171	48,450	46,496	39,933	39,680
Total commercial real estate	1,947,197	1,909,967	1,917,130	1,829,376	1,775,377
Commercial and industrial	1,259,171	1,229,098	1,151,720	1,174,295	1,161,711
Consumer and other	45,744	46,190	45,000	46,610	48,145
Total gross loans and leases receivable	3,252,112	3,185,255	3,113,850	3,050,281	2,985,233
Less:
Allowance for credit losses	36,861	35,236	35,785	33,688	33,088
Deferred loan fees	1,187	855	722	202	(181)
Loans and leases receivable, net	$3,214,064	$3,149,164	$3,077,343	$3,016,391	$2,952,326

DEPOSIT COMPOSITION

(Unaudited)	As of
(in thousands)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Non-interest-bearing transaction accounts	$396,448	$433,201	$436,111	$428,012	$406,804
Interest-bearing transaction accounts	1,047,434	1,015,846	965,637	930,252	841,146
Money market accounts	833,684	831,897	809,695	817,129	837,569
Certificates of deposit	255,533	181,751	184,986	207,337	224,116
Wholesale deposits	772,123	780,348	710,711	587,217	575,548
Total deposits	$3,305,222	$3,243,043	$3,107,140	$2,969,947	$2,885,183

Uninsured deposits	$1,069,509	$1,055,347	$980,278	$1,088,496	$1,011,977
Less: uninsured deposits collateralized by pledged assets	67,990	9,344	6,864	10,755	34,810
Total uninsured, net of collateralized deposits	$1,001,519	$1,046,003	$973,414	$1,077,741	$977,167
% of total deposits	30.3%	32.3%	31.3%	36.3%	33.9%

SOURCES OF LIQUIDITY

(Unaudited)	As of
(in thousands)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Short-term investments	$72,520	$136,033	$128,207	$86,670	$54,680
Collateral value of unencumbered pledged loans	893,499	973,494	444,453	397,852	401,602
Market value of unencumbered securities	347,196	324,365	310,125	279,191	289,104
Readily accessible liquidity	1,313,215	1,433,892	882,785	763,713	745,386

Fed fund lines	45,000	45,000	45,000	45,000	45,000
Excess brokered CD capacity(1)	645,843	477,468	981,463	1,102,767	1,051,678
Total liquidity	$2,004,058	$1,956,360	$1,909,248	$1,911,480	$1,842,064
Total uninsured, net of collateralized deposits	$1,001,519	$1,046,003	$973,414	$1,077,741	$977,167

1.
Bank internal policy limits brokered CDs to 50% of total bank funding when combined with value of unencumbered pledged loans.

PRIVATE WEALTH OFF-BALANCE SHEET COMPOSITION

(Unaudited)	As of
(in thousands)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Trust assets under management	$3,461,659	$3,184,197	$3,160,449	$3,145,789	$3,008,897
Trust assets under administration	268,996	240,366	258,255	252,152	239,766
Total trust assets	$3,730,655	$3,424,563	$3,418,704	$3,397,941	$3,248,663

NON-GAAP RECONCILIATIONS

Certain financial information provided in this release is determined by methods other than in accordance with generally accepted accounting principles (United States) (“GAAP”). Although the Company’s management believes that these non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies.

TANGIBLE BOOK VALUE

“Tangible book value per share” is a non-GAAP measure representing tangible common equity divided by total common shares outstanding. “Tangible common equity” itself is a non-GAAP measure representing common stockholders’ equity reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in period-to-period changes in book value per common share exclusive of changes in intangible assets. The information provided below reconciles tangible book value per share and tangible common equity to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands, except per share amounts)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Common stockholders’ equity	$332,803	$324,071	$316,597	$299,990	$293,178
Less: Goodwill and other intangible assets	(12,049)	(12,058)	(11,912)	(11,834)	(11,841)
Tangible common equity	$320,754	$312,013	$304,685	$288,156	$281,337
Common shares outstanding	8,323,470	8,301,967	8,293,928	8,295,017	8,294,589
Book value per share	$39.98	$39.04	$38.17	$36.17	$35.35
Tangible book value per share	$38.54	$37.58	$36.74	$34.74	$33.92

TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS

“Tangible common equity to tangible assets” (“TCE”) is defined as the ratio of common stockholders’ equity reduced by intangible assets, if any, divided by total assets reduced by intangible assets, if any. Adjusted TCE ratio is defined as TCE adjusted for net fair value adjustments of financial assets and liabilities. For more information on fair value adjustments please refer to Note 19 - Fair Value Disclosures in the annual report on Form 10-K for the year ended December 31, 2024. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. The information below reconciles tangible common equity and tangible assets to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Common stockholders’ equity	$332,803	$324,071	$316,597	$299,990	$293,178
Less: Goodwill and other intangible assets	(12,049)	(12,058)	(11,912)	(11,834)	(11,841)
Tangible common equity (a)	$320,754	$312,013	$304,685	$288,156	$281,337
Total assets	$4,002,725	$3,944,879	$3,853,215	$3,715,724	$3,617,061
Less: Goodwill and other intangible assets	(12,049)	(12,058)	(11,912)	(11,834)	(11,841)
Tangible assets (b)	$3,990,676	$3,932,821	$3,841,303	$3,703,890	$3,605,220
Tangible common equity to tangible assets	8.04%	7.93%	7.93%	7.78%	7.80%

Fair Value Adjustments:
Financial assets - MTM (c)	$(30,996)	$(20,528)	$(26,580)	$(17,615)	$(17,432)
Financial liabilities - MTM (d)	$2,563	$5,460	$5,946	$8,358	$9,032
Net MTM, after-tax e = (c-d)*(1-21%)	$(22,462)	$(11,904)	$(16,301)	$(7,313)	$(6,636)

Adjusted tangible equity f = (a-e)	$298,292	$300,109	$288,384	$280,843	$274,701
Adjusted tangible assets g = (b-c)	$3,959,680	$3,912,293	$3,814,723	$3,686,275	$3,587,788
Adjusted TCE ratio (f/g)	7.53%	7.67%	7.56%	7.62%	7.66%

EFFICIENCY RATIO & PRE-TAX, PRE-PROVISION ADJUSTED EARNINGS

“Efficiency ratio” is a non-GAAP measure representing non-interest expense excluding the effects of the SBA recourse provision, impairment of tax credit investments, losses or gains on repossessed assets, amortization of other intangible assets and other discrete items, if any, divided by operating revenue, which is equal to net interest income plus non-interest income less realized gains or losses on securities, if any. “Pre-tax, pre-provision adjusted earnings” is defined as operating revenue less operating expense. In the judgment of the Company’s management, the adjustments made to non-interest expense and non-interest income allow investors and analysts to better assess the Company’s operating expenses in relation to its core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items. The information provided below reconciles the efficiency ratio and pre-tax, pre-provision adjusted earnings to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended					For the Six Months Ended
(Dollars in thousands)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	June 30, 2025	June 30, 2024
Total non-interest expense	$24,968	$24,719	$23,152	$23,107	$23,879	$49,687	$47,222
Less:
Net (gain) loss on repossessed assets	4	(8)	5	11	65	(4)	151
Impairment of tax credit investments	—	110	400	—	—	110	—
SBA recourse provision (benefit)	(59)	0	(687)	466	(9)	(59)	117
Total operating expense (a)	$25,023	$24,617	$23,434	$22,630	$23,823	$49,640	$46,954
Net interest income	$33,784	$33,258	$33,148	$31,007	$30,540	$67,042	$60,051
Total non-interest income	7,255	7,579	8,005	7,064	7,425	14,834	14,182
Less:
Net loss on sale of securities	—	—	—	—	—	—	(8)
Adjusted non-interest income	7,255	7,579	8,005	7,064	7,425	14,834	14,190
Total operating revenue (b)	$41,039	$40,837	$41,153	$38,071	$37,965	$81,876	$74,241
Efficiency ratio	60.97%	60.28%	56.94%	59.44%	62.75%	60.63%	63.25%

Pre-tax, pre-provision adjusted earnings (b - a)	$16,016	$16,220	$17,719	$15,441	$14,142	$32,236	$27,287
Average total assets	$3,928,087	$3,842,368	$3,746,608	$3,636,887	$3,592,215	$3,885,465	$3,560,078

ADJUSTED NET INTEREST MARGIN

“Adjusted Net Interest Margin” is a non-GAAP measure representing net interest income excluding the fees in lieu of interest and other recurring, but volatile, components of net interest margin divided by average interest-earning assets less other recurring, but volatile, components of average interest-earning assets. Fees in lieu of interest are defined as prepayment fees, asset-based loan fees, non-accrual interest, and loan fee amortization. In the judgment of the Company’s management, the adjustments made to net interest income allow investors and analysts to better assess the Company’s net interest income in relation to its core client-facing loan and deposit rate changes by removing the volatility that is associated with these recurring but volatile components. The information provided below reconciles the net interest margin to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended					For the Six Months Ended
(Dollars in thousands)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	June 30, 2025	June 30, 2024
Interest income	$61,282	$59,530	$60,110	$59,327	$57,910	$120,812	$113,693
Interest expense	27,498	26,272	26,962	28,320	27,370	53,770	53,642
Net interest income (a)	33,784	33,258	33,148	31,007	30,540	67,042	60,051
Less:
Fees in lieu of interest	1,673	2,052	2,359	1,002	1,306	3,725	2,099
FRB interest income and FHLB dividend income	874	848	1,062	841	959	1,721	2,395
Adjusted net interest income (b)	$31,237	$30,358	$29,727	$29,164	$28,275	$61,596	$55,557
Average interest-earning assets (c)	$3,686,039	$3,602,292	$3,516,390	$3,405,534	$3,347,027	$3,644,397	$3,320,872
Less:
Average FRB cash and FHLB stock	65,212	63,971	76,576	52,603	61,082	64,595	79,059
Average non-accrual loans and leases	24,833	27,228	19,077	18,954	19,807	26,024	20,172
Adjusted average interest-earning assets (d)	$3,595,994	$3,511,093	$3,420,737	$3,333,977	$3,266,138	$3,553,778	$3,221,641
Net interest margin (a / c)	3.67%	3.69%	3.77%	3.64%	3.65%	3.68%	3.62%
Adjusted net interest margin (b / d)	3.47%	3.46%	3.48%	3.50%	3.46%	3.47%	3.45%